EXHIBIT 99.1

PVH Corp. Completes Acquisition of Gazal Corporation Limited

Acquisition Completed to Give PVH Full Control of its Brands in Australia
NEW YORK--(BUSINESS WIRE)--May 31, 2019 -- PVH Corp. [NYSE:PVH] announced today it completed the acquisition of the approximately 78% of the outstanding shares of Gazal Corporation Limited ("Gazal"), PVH's long-term partner in Australia, not previously owned.
The transaction is expected to result in a material increase to PVH's 2019 earnings per share on a GAAP basis, as PVH expects to record a noncash gain to write-up to fair value its equity investments in Gazal and PVH Brands Australia Pty Limited (a joint venture between PVH and Gazal). The transaction is expected to be slightly accretive to PVH's 2019 earnings on a non-GAAP basis, which excludes the noncash gain.
Four key members of management of Gazal and the joint venture have entered into employment agreements and are expected to remain in their roles for at least two years. These executives exchanged approximately 25% of their interests in Gazal for approximately 6% of the outstanding stock of the PVH subsidiary that is the parent company of the acquirer.
 "Our decision to acquire Gazal is aligned with PVH's strategic priority to expand our worldwide reach by assuming more direct control over our brands' regional licensed businesses. By joining forces now, we believe we're well positioned to capture the significant growth in the Australia and New Zealand markets," said Emanuel Chirico, PVH Corp. Chairman and CEO. "We are pleased to welcome Gazal into our PVH family and continue driving our business forward together."
About PVH Corp.
PVH is one of the most admired fashion and lifestyle companies in the world. We power brands that drive fashion forward – for good. Our brand portfolio includes the iconic CALVIN KLEIN, TOMMY HILFIGER, Van Heusen, IZOD, ARROW, Speedo*, Warner's, Olga and Geoffrey Beene brands, as well as the digital-centric True & Co. intimates brand. We market a variety of goods under these and other nationally and internationally known owned and licensed brands. PVH has over 38,000 associates operating in over 40 countries and $9.7 billion in annual revenues.
*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International Limited.
About Gazal
Based in Sydney, Gazal is a leading apparel supplier and retailer in Australasia. Gazal manages PVH Brands Australia Pty Limited, which licenses and operates in Oceana PVH's iconic lifestyle apparel brands, led by CALVIN KLEIN and TOMMY HILFIGER, as well as other licensed and Gazal-owned brand names, such as Pierre Cardin, Bracks and Nancy Ganz.
PVH CORP. SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to PVH Corp's (the "Company") earnings, future plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company's apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company's licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company's licensors and other factors; (iv) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory; (v) the Company's operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company's ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company's ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company's products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company's or its licensees' or other business partners' products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) the failure of the Company's licensees to market successfully licensed products or to preserve the value of the Company's brands, or their misuse of the Company's brands and (viii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.
Risks and uncertainties related to the acquisition include, among others: competitive responses to the acquisition; costs, charges or expenses resulting from the acquisition; the inability to recognize the expected benefits of the acquisition; the inability to integrate the acquired business without disruption to the acquired business or existing operations; and any changes in general economic and/or industry specific conditions.
The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.
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Source: PVH Corp.
Dana Perlman
Treasurer and Senior Vice President, Business Development & Investor Relations
(212) 381-3502
investorrelations@pvh.com